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                                  EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) of IVI Checkmate Corp. for the registration of 46,300 shares of its common stock pertaining to the Employee Stock Options Held by R. Lee Paulson and to the incorporation by reference therein of our report dated February 12, 1998 with respect to the financial statements of International Verifact Inc. for the years ended December 31, 1997 and 1996, included by IVI Checkmate Corp. in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                          /s/ COOPERS & LYBRAND


Toronto, Canada
March 9, 2000